Exhibit 99.1

COTY COMPLETES MERGER WITH P&G SPECIALTY BEAUTY BUSINESS

Merger Transforms Coty into One of the World’s Leading Beauty Companies with a

Mission to be a Challenger in the Beauty Industry

Camillo Pane Officially Becomes CEO

NEW YORK – October 3, 2016 – Coty Inc. (NYSE: COTY) announced today that it has completed the merger of The Procter & Gamble Company’s fine fragrance, color cosmetics, salon professional and hair color and certain styling businesses (“P&G Specialty Beauty Business”) into Coty. Coty is now the third-largest beauty company in the world, with approximately $9 billion in revenue. As a combined company, Coty will also hold the number one position in fragrances, and number two and three positions in salon hair and color cosmetics, respectively.

As previously announced, following the completion of the merger, Camillo Pane became the new Chief Executive Officer of Coty. Commenting, Pane said, “It is my great privilege to take over the reins of leadership at such a transformational moment. Today marks a new chapter in Coty’s rich heritage. With this merger, we have brought together a powerful portfolio of much loved beauty brands and some of the world’s most talented people in beauty and consumer goods. I believe this combination, together with our distinctive entrepreneurial culture, focused and lean operating structure, and efficient earnings model, will enable Coty to be a challenger in the beauty industry. We aim to relentlessly pursue superior products and solutions, build brands that inspire and enable consumers to celebrate and liberate their own individual beauty.”

Bart Becht, Chairman of Coty’s Board of Directors, said, “Coty is now better positioned as we aim to become, over time, a global industry leader by being a clear challenger in beauty, delighting our consumers and creating long term shareholder value. I am confident that we now have a much improved team, structure and culture to make the vision of this merger a reality. I look forward to continuing to work with the new leadership team in my role as Chairman to drive Coty to in-market success and profitable growth.”

Consumer-Centric Organizational Structure, with Iconic Brands

Coty is organized into three divisions: Coty Consumer Beauty, Coty Luxury and Coty Professional Beauty, each focused on their respective categories and channels, with a lean structure that enables faster decision making, focused investments and better communication with customers and consumers.

Coty Consumer Beauty is focused on color cosmetics, retail hair coloring and styling products, body care and mass fragrances, with the intent of providing consumers with innovative products primarily in the mass retail channel. Its iconic brand portfolio includes Adidas, Bourjois, Clairol, COVERGIRL, David Beckham, Katy Perry, Max Factor, Rimmel, Sally Hansen and Wella.

Coty Luxury is focused on expanding Coty’s leadership position in prestige fragrances and emerging position in skincare, in the Luxury Beauty market across all regions and luxury channels, including travel retail. Its fragrances include such well-known brands as Marc Jacobs, Calvin Klein, Chloé, Gucci, Hugo Boss, Balenciaga, Bottega Veneta, Alexander McQueen, Davidoff and Miu Miu, amongst others, and skincare brands include Lancaster and philosophy.

Coty Professional Beauty is focused on servicing salon owners and professionals in both hair and nail care, covering all key salon segments and salon client needs. The professional-focused brands include Clairol Professional, Nioxin, OPI, Sebastian Professional, System Professional and Wella Professionals.

Financial Benefits of Transaction

Coty aims to achieve a best-in-class profit margin and cash flow conversion model in an industry with attractive growth dynamics and modest private label penetration. Coty expects to achieve total cost savings of approximately $7501 million or 16%1 of acquired revenues, through the transaction composed of: initial synergies, reflecting P&G costs that will not transfer, of approximately $350 million; and incremental cost synergies, to be recognized over four years, of approximately $400 million, achieved through a range of efficiency opportunities that the combination of the two businesses create.

The merger synergies are expected to enhance Coty’s already strong margins, cash flow generation and earnings power. Including anticipated synergies, Coty expects the P&G Specialty Beauty Business merger to:

•	Add approximately 500 to 600 basis points to Coty’s stand-alone adjusted operating profit margins over a four-year period, resulting in margins of approximately 19.6% which would make Coty a margin leader relative to its Beauty peers.

•	Drive a pro forma increase to Coty’s fiscal year 2016 adjusted earnings per share base of approximately $0.48, including the assumed four year implementation of full run-rate synergies.

•	Generate close to $1 billion in free cash flow by year two.

Financing

At the close of the transaction, Coty will assume approximately $1.9 billion of debt of the P&G Specialty Beauty Business. On a combined basis, the business at close is expected to have moderate pro forma debt leverage of approximately 3.5x net debt / Adjusted EBITDA, providing ample cash flow for the enhanced annual dividend of $0.50 per share, while preserving strategic flexibility.

Outlook for Fiscal 2017

As previously communicated, Coty anticipates that the first half revenue trend will be below prior year results and the results for the combined company, as Coty continues to make strategic choices to build a better business, including rationalizing wholesale distribution, and as resources which normally work on the business have been working on closing the transaction and the future of the combined company. Coty remains committed to return the Coty business back to growth in the second six month period and is targeting to strengthen Coty’s growth rate in the following fiscal years.

[1]	Potential cost savings and percentage of acquired revenues in constant currency

Coty Heritage

Coty has a unique and long standing heritage of entrepreneurs, upon which the culture of the new Coty is being modeled. François Coty started his fragrance business more than 100 years ago by making perfume accessible to the general public for the first time and creating the modern fragrance category. Eugene Rimmel brought the world the first non-toxic mascara, Max Factor coined the term “make-up,” Sally Hansen pioneered nail care and Wella was the first professional hairdressing company. All of these entrepreneurs will form the inspiration for the new Coty company to bring new innovative beauty products to consumers and drive shareholder value over time.

Advisors

Morgan Stanley & Co. LLC served as lead financial advisor to Coty. Barclays, J.P. Morgan and BofA Merrill Lynch also acted as financial advisors, with Skadden, Arps, Slate, Meagher & Flom LLP serving as legal counsel, McDermott Will & Emery LLP serving as tax and U.S. antitrust counsel and Freshfields Bruckhaus Deringer serving as non-U.S. antitrust counsel.

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Note to editors – About Camillo Pane:

Camillo Pane is a global consumer goods veteran and a proven leader with a strong track record for delivering business performance. Prior to joining Coty, Camillo Pane spent 20 years with RB (Reckitt Benckiser) plc, most recently as head of its global health and personal care business. He played a key role in RB’s large-scale move into consumer health, which became RB’s fastest-growing division. His career in marketing and general management has covered both developed and developing markets, including Italy, the United States, Brazil and the UK. He has extensive experience in integration of acquisitions across a wide range of geographies. Since joining Coty in July 2015, he has been leading the development of Coty’s portfolio, category and brand strategies, as well as the development of its beauty brand equities and associated innovation pipeline.

About Coty Inc.

Coty is one of the world’s largest beauty companies with approximately $9 billion in revenue, with a purpose to celebrate and liberate the diversity of consumers’ beauty. Its strong entrepreneurial heritage has created an iconic portfolio of leading beauty brands. Coty is the global leader in fragrance, a strong number two in professional salon hair color & styling, and number three in color cosmetics. Coty operates three divisions – Coty Consumer Beauty, which is focused on color cosmetics, retail hair coloring and styling products, body care and mass fragrances sold primarily in the mass retail channels with brands such as COVERGIRL, Max Factor and Rimmel; Coty Luxury, which is focused on prestige fragrances and skincare with brands such as Calvin Klein, Marc Jacobs, Hugo Boss, Gucci and philosophy; and Coty Professional

Beauty, which is focused on servicing salon owners and professionals in both hair and nail, with brands such as Wella Professionals, Sebastian Professional and OPI. Coty has over 20,000 colleagues globally and its products are sold in over 130 countries.

Coty and its brands are committed to a range of social causes as well as seek to minimize its impact on the environment.

Forward-Looking Statements

Certain statements in this release are forward-looking statements. These forward-looking statements reflect Coty’s current views with respect to, among other things, its future operations and financial performance; new brand and business partnerships; expected growth; its ability to support its planned business operation on a near- and long-term basis and its outlook for the full year fiscal 2016. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “target”, “committed,” “aim” and similar words or phrases. Reported results should not be considered an indication of future performance, and actual results may differ materially from the results predicted due to risks and uncertainties including:

•	Coty’s ability to realize the cost savings, improved profit margins, adjusted EPS accretion, additional free cash flow and other financial benefits of the transaction with P&G Beauty Brands;

•	Coty’s ability to achieve its global business strategy and compete effectively in the beauty industry;

•	Coty’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and market acceptance of new products;

•	Coty’s ability to identify suitable acquisition targets and managerial, integration, operational and financial risks associated with those acquisitions, including its acquisitions of Bourjois, Beamly and the Brazil Acquisition and the transaction with P&G Beauty Brands;

•	Coty’s ability to implement the Organizational Redesign restructuring program as planned and the success of the program in delivering anticipated improvements and efficiencies;

•	risks related to Coty’s international operations, including reputational, regulatory, economic and foreign political risks, such as the political instability in Eastern Europe and the Middle East, the debt crisis and economic environment in Europe and fluctuations in currency exchange rates;

•	dependence on certain licenses, entities performing outsourced functions and third-party suppliers;

•	Coty’s and its brand partners’ and licensors’ ability to obtain, maintain and protect the intellectual property rights used in Coty’s products and Coty’s and its brand partners’ abilities to protect their respective reputations;

•	the ability and willingness of Coty’s business partners to deliver under Coty’s agreements with them;

•	administrative, development or other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;

•	impairments to Coty’s goodwill and other assets;

•	global political and/or economic uncertainties or disruptions, including a general economic downturn, a sudden disruption in business conditions affecting consumer purchases of Coty’s products and volatility in the financial markets;

•	Coty’s ability to manage seasonal variability;

•	consolidation among retailers, shifts in consumers’ preferred distribution channels, and other changes in the retail environment in which Coty sells its products;

•	disruptions in operations;

•	increasing dependency on information technology and Coty’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches;

•	changes in laws, regulations and policies that affect Coty’s business or products; and

•	the illegal distribution and sale by third parties of counterfeit versions of Coty’s products.

More information about potential risks and uncertainties that could affect Coty’s business and financial results is included under “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” in Coty’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, and under “Cautionary Statement on Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of P&G Beauty Brands” in Coty’s Registration Statement on Form S-4 filed on April 22, 2016, including any amendments thereto, and other periodic reports Coty may file with the Securities and Exchange Commission from time to time.

Coty assumes no responsibility to update forward-looking statements made herein or otherwise, except as required by law.

Non-GAAP Measures

In this document, Coty presents adjusted operating profit margin, adjusted earnings per share and free cash flow, which are non-GAAP financial measures that we believe better enable management and investors to analyze and compare the underlying business results from period to period. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Coty does not provide reconciliations of such forward-looking non-GAAP financial measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

Contacts

Investor Relations

Kevin Monaco, 212-389-6815

Media

Jennifer Friedman, 917-754-8399, Jennifer_Friedman@cotyinc.com